Exhibit 99.3

Annual Statement as to Compliance

For the Year Ended December 31, 2010

United States Department of Education

College and University Facility Loan Trust One

Pursuant to Section 206 of the Servicing Agreement governing the referenced transaction, I hereby attest that:

i.	A review of the activities of Berkadia Commercial Mortgage as Master Servicer during the period under this Servicing Agreement has been made under my supervision, and, to the best of my knowledge, based on such review, Berkadia Commercial Mortgage as Master Servicer, has fulfilled in all material respects, all of its duties, responsibilities, or obligations under this Servicing Agreement throughout the period.

ii.	I confirm that Berkadia Commercial Mortgage as Master Servicer is in compliance with the requirements of Section 206.

Berkadia Commercial Mortgage

Mark E. McCool

Executive Vice President

February 20, 2011

Inv. 2 Lib. G

Berkadia Commercial Mortgage	118 Welsh Road
Horsham, Pa 19044

Annual Statement as to Compliance

For the Year Ended December 31, 2010

United States Department of Education

College and University Facility Loan Trust One

Pursuant to Section 206 of the Servicing Agreement governing the referenced transaction, I hereby attest that:

i. A review of the activities of Berkadia Commercial Mortgage as Special Servicer during the period, and of its performance under this Servicing Agreement, has been made under my supervision.

ii. To the best of my knowledge, based on such review, Berkadia Commercial Mortgage as Special Servicer, has fulfilled in all material respects its obligations under this Servicing Agreement throughout the period.

Berkadia Commercial Mortgage

Michael Carp

Executive Vice President

February 20, 2011

Inv. 002 Lib. G

Berkadia Commercial Mortgage	118 Welsh Road
Horsham, Pa 19044